Exhibit 10.1

ESCROW, SERVICING AND CONSIGNMENT SALES AGREEMENT

THIS ESCROW, SERVICING AND CONSIGNMENT SALES AGREEMENT (this “Agreement”) is made this 19th day of July, 2007 (the “Escrow Closing Date”) by and among AUTO UNDERWRITERS PORTFOLIO ACQUISITION COMPANY, INC., a Texas corporation (“Buyer/Borrower”), AUTO UNDERWRITERS FINANCE COMPANY, INC., a Texas corporation (“Servicer”), AGM, LLC, a Delaware limited liability company (“Seller”), AGM, LLC, a Delaware limited liability company, in its capacity as administrative agent (in such capacity, “Administrative Agent”) on behalf of itself and the Lenders from time to time party to the Loan Agreement referred to below, AUTO UNDERWRITERS OF AMERICA, INC., a California corporation (“AUA”), WILLIAM KELLAGHER (“Kellagher”) and DEAN ANTONIS (“Antonis”). Each of AUA, Servicer, Kellagher and Antonis are sometimes individually referred to herein as a “Guarantor” and collectively as the “Guarantors”.  Capitalized terms referred to in this Agreement and not otherwise defined shall have the respective meanings ascribed to such terms in the Loan and Security Agreement dated as of July 19, 2007 (the “Loan Agreement”) between Buyer/Borrower, Administrative Agent and the lenders from time to time party thereto (collectively, the “Lenders”).

RECITALS

WHEREAS, Seller and Buyer/Borrower have executed that certain Receivables and Motor Vehicle Purchase Agreement dated as of July 19, 2007 (the “Purchase Agreement”), pursuant to which the Buyer/Borrower has agreed to purchase from Seller, and Seller has agreed to sell to Buyer/Borrower, the Loans and Motor Vehicle Inventory (as such terms are defined in the Purchase Agreement) set forth in the Purchase Agreement pursuant to the terms of such Purchase Agreement (such purchase, the “Purchase”) for a purchase price of $16,357,376.03 (the “Purchase Price”); and

WHEREAS, Buyer/Borrower intends to pay to Seller the Purchase Price with an amount of cash on hand equal to $964,000 (the “Cash Purchase Price”) and the remainder of the Purchase Price (such amount, the “Financed Purchase Price”) with the proceeds of loans under the Loan Agreement; and

WHEREAS, in order to finance a portion of the Purchase Price and facility the acquisition of the Loans and Motor Vehicle Inventory by Buyer/Borrower, Buyer/Borrower, Administrative Agent and the Lenders have executed the Loan Agreement, pursuant to which the Buyer/Borrower has agreed to borrower and the Lenders have agreed to provide certain loans and other financial accommodations pursuant to the terms of such Loan Agreement, including, without limitation, Term Loans in an amount equal to $14,719,897.03 and an Inventory Loan Advance in an amount equal to $673,479.00 (the aggregate amount of such loans to be used to pay the Financed Purchase Price, hereinafter, the “Initial Loans”); and

WHEREAS, in order to operate a used automobile dealership, collect accounts receivable under consumer auto loans and finance the sale of automobiles to consumers, the Buyer/Borrower is required under applicable law to have obtained a Texas auto dealer’s license (a “Dealer License”) and a Texas finance license (a “Finance License”; the Finance License and the Dealer License, collectively, the “Required Permits”); and

WHEREAS, the Buyer/Borrower has made application to the relevant governmental authorities for the issuance of the Required Permits, but, as of the Escrow Closing Date, has not yet received same; and

WHEREAS, Servicer, an affiliate of Buyer Borrower and wholly-owned subsidiary of Buyer/Borrower’s one hundred percent parent, has all applicable permits under applicable law necessary to operate a used automobile dealership, collect accounts receivable under consumer auto loans and finance the sale automobiles to consumers; and

WHEREAS, the parties hereto have agreed to execute and deliver the Purchase Agreement and all related Sale Documents (as defined in the Purchase Agreement) and the Loan Agreement and all related Loan Documents, to be held in escrow pending the Buyer/Borrower’s receipt of the Required Permits, at which point the Purchase Agreement, Sale Documents, Loan Agreement and Loan Documents may be released from escrow pursuant to the terms hereof and spring into full force and effect, which release and effectiveness shall be deemed to have occurred on the Escrow Closing Date in accordance with Section 3 of Article I hereof; and

WHEREAS, the Seller and Servicer have agreed that, from the Escrow Closing Date through the Escrow Release, the Servicer shall service the Loans for and on behalf of the Seller pursuant to the terms hereof; and

WHEREAS, the Seller and Servicer have further agreed that, on the Escrow Closing Date, the Seller shall consign and deliver to Servicer, and the Servicer shall accept and receive from Seller, the Motor Vehicle Inventory, and that from the Escrow Closing Date through the Escrow Release, the Servicer shall seek to sell the Motor Vehicle Inventory to consumers in accordance with the terms hereof.

NOW THEREFORE, the parties hereto hereby  agree as follows.

I.           ESCROW ARRANGEMENTS.

1.
Delivery of Escrow Documents.  The parties hereto hereby acknowledge and agree that, on or before the Escrow Closing Date, the Buyer/Borrower, Seller, Administrative Agent, Servicer and Guarantors (as applicable) have executed and delivered the Purchase Agreement, the Loan Agreement and the additional Sale Documents and Loan Documents described on Exhibit A hereto (each dated as of the Escrow Closing Date, collectively, the “Escrow Documents”) to the Seller to be held in escrow pursuant to the terms hereof, and that, in consideration of the mutual promises and covenants contained herein, Seller shall hold the Escrow Documents in escrow and release the Escrow Documents from escrow in accordance with and subject to the terms and conditions hereof.  Until such time as the Escrow Documents are released in accordance with Section 3 of this Article I, the Escrow Documents shall not be binding against any party hereto. The parties hereto acknowledge and agree that the Custodial Agreement between Administrative Agent and Buyer/Borrower is in full force and effect, and is not subject to the escrow arrangements set forth herein.

2.
Delivery of Cash Purchase Price; Term Loan A and Term Loan B Payments.   The Seller hereby acknowledges and agrees that, on or before the Escrow Closing Date, the Buyer/Borrower has transferred to Seller an amount equal to the Cash Purchase Price.  Buyer/Borrower hereby acknowledges and agrees that it shall (i) on or before the thirtieth (45th) day following the date hereof, pay an amount equal to $1,036,000 (the “TL-A Payment”) to the Portfolio Collection Account, and (ii) on or before the seventy-fifth (90th) day following the date hereof, pay an amount equal to $1,000,000 (the “TL-B Payment”) to the Portfolio Collection Account, in each case, to the extent the neither the Escrow Release or Escrow Termination shall have occurred as of such date.

3.
Notification of Receipt of Required Permits; Distribution and Release of the Escrow Documents.  Buyer/Borrower shall promptly notify Administrative Agent of its receipt of any of the Required Permits, and provide copies of same to Administrative Agent for review.   The parties hereby direct the Seller to hold the Escrow Documents until such time as Administrative Agent shall have notified the Seller in writing (with copies to be delivered to Buyer/Borrower and AUA), to release the Escrow Documents (a “Release Notice”), which Release Notice the Administrative Agent shall provide promptly following Administrative Agent’s receipt of (i) a landlord’s waiver and consent, in form and substance reasonably satisfactory to Administrative Agent, with respect to the Servicer Location and AUP’s principal executive office (provided, that to the extent Buyer/Borrower is unable to obtain either such landlord’s waiver and consent after exercising commercially reasonable efforts to obtain same, delivery of such landlord’s waivers and consents shall not be a condition to Administrative Agent’s required delivery of a Release Notice hereunder (or otherwise constitute one of the Release Conditions as defined below)) and (ii) either (A) evidence reasonably acceptable to Administrative Agent of the Buyer/Borrower’s receipt of each the Required Permits or (B) a fully executed Consignment Agreement and evidence reasonable acceptable to Administrative Agent of the Buyer/Borrower’s receipt of the Finance License (the foregoing conditions, collectively, the “Release Conditions”).  For the purposes hereof, the term “Consignment Agreement” shall mean a consignment agreement between Buyer/Borrower and AUF, pursuant to which Buyer/Borrower shall consign motor vehicle inventory owned by the Buyer/Borrower to AUF for retail sale, and the terms of which consignment agreement shall expressly provide, amongst other things, (w) that there shall be no fee payable to AUF in respect of such consignment arrangement, (x) title to the consigned motor vehicle inventory shall not pass to AUF and shall remain vested in Buyer/Borrower, (y) all proceeds received from the sale of consigned inventory shall be for the benefit of and held in trust for Buyer/Borrower (including without limitation any down payments or loans to purchaser, which loans shall be originated in the name of Buyer/Borrower), and (z)  AUF shall acknowledge that it is aware that such consigned vehicles are subject to a lien in favor of Administrative Agent and that rights of Administrative Agent with

respect to such consigned vehicles take precedence over AUF’s rights in such consigned vehicles.   Each of the parties hereto hereby irrevocably acknowledge and agree that, contemporaneous with the release of the Escrow Documents by Seller in accordance with the preceding sentence (the “Escrow Release”), (i) the signatures of such party to the Escrow Documents to which such party shall automatically be released and effective, and (ii) such Escrow Documents shall be deemed to have been executed and delivered and to have entered into full force and effect as of the Escrow Closing Date.

4.
Effect of Escrow Release, Consummation of the Purchase and deemed making of the Initial Loans.   Upon the release of the Escrow Documents in connection with the Escrow Release, and without any further act or agreement of the parties, the parties acknowledge and agree that (i) the Purchase shall automatically be consummated according to the terms of the Purchase Agreement (with such Purchase being deemed to have been made and effective as of the Escrow Closing Date), (ii) the Initial Loans shall be automatically made by the Lenders to Seller (at the direction of and on behalf of the Borrower) pursuant to the terms of the Loan Agreement (with such Initial Loans being deemed to have been made and effective as of (and interest accruing from) the Escrow Closing Date.  Any proceeds of the Loans collected by Seller pursuant to the terms of Article II hereof from the Escrow Closing Date through the date of the Escrow Release (the “Escrow Release Date”) shall be deemed to have been received by Administrative Agent and applied to the Initial Loans in accordance with the terms of Section 3.6 of the Loan Agreement, and any proceeds of Servicer Loans received by Seller pursuant to the terms of Article III hereof from the Escrow Closing Date through the date of the Escrow Release (the “Escrow Release Date”) shall be deemed to have been received by Administrative Agent and applied to the Initial Loans in accordance with the terms of Section 3.6 of the Loan Agreement.  Any Servicer Loan and Servicer Loan Documents originated by Servicer pursuant to the sale of Consigned Inventory pursuant to Article III hereof shall automatically be deemed transferred to Buyer/Borrower, and Servicer and/or Buyer/Borrower shall executed such bills of sale or other documentation as Administrative Agent shall reasonably request to evidence such sale.  The obligation of Seller under this Agreement to pay any Sale Fees, Labor Costs or other expense reimbursements payable to Servicer hereunder (other than Parts Costs) shall be deemed void and of no force or effect, provided, however, that all such obligations of Seller and Administrative Agent under the Escrow Documents shall survive the Escrow Release and remain in full force and effect.

5.
Termination of Escrow Prior to Escrow Release.  In the event that the Release Conditions are not satisfied on or before August 19, 2007 (as such date may be extended by the written agreement of Seller, Administrative Agent and Buyer/Borrower, the “Outside Date”), the Seller shall have the option to, by written notice to Administrative Agent, Buyer/Borrower and AUA (a “Termination Notice”), terminate the escrow arrangements set forth in this Article I (an “Escrow Termination”), after which the signature pages of the parties to the Escrow Documents shall promptly be returned by Seller to the applicable parties or destroyed by the Seller, and such signature pages and the Escrow Documents themselves shall be of no force or effect.  In the Event of an Escrow Termination, Seller shall promptly pay to Buyer/Borrower an amount equal to the Cash

Down Payment and the amounts TL-A Payment and TL-B Payments paid to the Portfolio Collection Account (if any) to Buyer/Borrower, provided that Seller shall not be obligated to make such payment in the event that the Release Conditions are not satisfied due to (i) the applicable Texas licensing authority having rejected Buyer/Borrower’s application for a Finance License at a time when such applicable Texas licensing authority is issuing such Finance Licenses to any other applicable or (ii) the Buyer/Borrower shall have failed to deliver a fully executed Consignment Agreement.

6.
Efforts to Obtain Required Permits. The Buyer/Borrower agrees to use its commercially reasonable efforts to obtain the Required Permits.  Notwithstanding the occurrence of an Escrow Release pursuant to Section 3 above prior to the Buyer/Borrower’s receipt of Dealer License, the Buyer/Borrower hereby agrees to continue to use its commercially reasonable efforts to obtain the Dealer License (which agreement shall expressly survive the occurrence of the Escrow Release).

II.           SERVICING ARRANGEMENTS.

1.
Designation of the Servicer.  Seller hereby appoints the Servicer as its agent to service the Loans and enforce its respective rights in and under such Loans and any collateral security therefor until the Seller delivers a Termination Notice.  Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein.  The parties hereto acknowledge that Servicer, as the ‘servicer’ of the Loans under this Agreement, possesses only such rights with respect to the enforcement of rights and remedies with respect to the Loans and collateral security therefor as are possessed by Seller.  Upon the Servicer’s receipt of a Termination Notice from the Seller, Servicer agrees that it will terminate its activities as ‘servicer’ of the Loans hereunder in a manner that the Seller reasonably believes will facilitate the transition of the performance of such activities to such successor ‘servicer’ as Seller may select, and the Servicer shall use its reasonable efforts to assist the Seller in transitioning such ‘servicing’ arrangements to such successor ‘servicer’.

2.
Duties of the Servicer.  The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Loans from time to time, all in accordance with (i) applicable laws, Servicer’s (a) Underwriting Guidelines and (b) Collections and Account Liquidations Policies and Procedures Manual (in each case, as delivered by Servicer to Seller prior to the date hereof) and (iii) Seller and Seller Agent’s reasonable directions to Servicer from time to time  (the preceding clauses (ii) and (iii), collectively, the “Credit and Collection Policy”).  Without limiting the foregoing, the duties of the Servicer shall include the following:

preparing and submitting of claims to, and post-billing liaison with, the obligors in respect of the Loans (the “Obligors”);

maintaining all necessary servicing records with respect to the Loans and the collateral security therefore (the

“Loan Collateral”), and providing such reports to the Seller in respect of the servicing of the Loans and Loan Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Seller may reasonably request;

maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Loans and Loan Collateral;

promptly delivering to the Seller, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Seller may from time to time reasonably request;

notifying the Seller of any action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that exists or is threatened in writing by an Obligor with respect to any Loan (or portion thereof) of which the Servicer has knowledge or has received notice;

maintaining the perfected security interest of the Seller in the automobiles or light truck sold to the applicable Obligors in connection the generation of the Loans; and

collecting all amounts due under any and all Loans, including, without limitation, by endorsing all checks and other instruments representing collections thereon (which amounts Servicer shall deposit into the Portfolio Collection Account), executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments with respect to the Loan Collateral upon the payment in full of the underlying Loans; and

after the delinquency of any Loans and to the extent permitted under and in compliance with applicable law, to commence proceedings with respect to enforcing payment thereof.

Servicer acknowledges and agrees that Seller may locate a third party agent determined by Seller (the “Seller Agent”) on-site at the Servicer Location (as hereinafter defined) to monitor the Servicer’s day to day operations, servicing of the Loans and sale of Consigned Inventory in accordance with the terms of this agreement.  Servicer agrees that it will cooperate with the Seller Agent and comply with the directions and approvals of the Seller Agent in connection with its performance of its servicing and consignment sales obligations under this Agreement.

3.	Authorization of the Servicer.

(a)           The Seller hereby authorizes the Servicer to collect all amounts due under any and all Loans (but only to the extent such collections are made in accordance with applicable law), including, without limitation, by endorsing all checks and other instruments representing collections thereon, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments with respect to the Loan Collateral and, after the delinquency of any Loans and to the extent permitted under and in compliance with applicable law, to commence proceedings with respect to enforcing payment thereof.  The Seller hereby agrees to cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Loans and Loan Collateral.  In no event shall the Servicer be entitled to make the Seller or any affiliate thereof a party to any litigation without such party’s express prior written consent.

After the Escrow Termination has occurred, at the direction of the Seller, the Servicer shall take such action as the Seller may deem necessary or advisable to enforce collection of the Loans and Loan Collateral, including, without limitation. notifying any Obligor with respect to any Loans directing such Obligor to make payments of all amounts due or to become due directly to the Seller or any servicer, collection agent or lock-box or other account designated by the Seller.  If the Servicer or any other party hereto receives any payments or other amounts in respect of the Loans in connection with the actions described above or otherwise following the Escrow Termination, it shall promptly remit such amounts in accordance with the directions of the Seller.

4.	Collection of Payments.

(a)           Collection Efforts; Modification of Loans and Loan Collateral.  The Servicer will collect, or cause to be collected, all payments called for under the terms and provisions of the Loans, as and when the same become due in accordance with the Credit and Collection Policy.  The Servicer may not waive, modify or otherwise vary any provision of a Loan or any Loan Collateral in a manner that would impair in any material respect the collectibility of such Loan or Loan Collateral or in any manner contrary to the Credit and Collection Policy.

Acceleration.  If required by the Credit and Collection Policy, the Servicer shall, in accordance with the Credit and Collection Policy, accelerate the maturity of the schedule principal payments and other amounts due under any Loan if a default under the terms thereof has occurred and is continuing.

Taxes and other Amounts.  The Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, insurance premiums and other amounts relating to each Loan to the extent required to be paid by the applicable Obligor and remit such amounts to the Seller as provided herein.

Payments to Portfolio Collection Account.  The Servicer shall notify all Obligors to make payments in respect of the Loans to Ace Cash Express and MoneyGram pursuant to and in accordance with the form of notice attached hereto as Exhibit B, which payments shall then be transferred to the Portfolio Collection Account.  Notwithstanding the foregoing, in the event any payment is made by an Obligor or any Person in respect of the Loans to Servicer or any affiliate of Servicer, Servicer shall cash any such payments to be transferred to the Portfolio Collection Account within one (1) Business Day of Servicer or such affiliate’s receipt thereof, in the same form received, and with any necessary endorsement.

5.
Autostar.  In connection with its servicing of the Loans hereunder, Servicer shall utilize an Autostar Solutions, Inc., a Texas corporation ("Autostar") software based internet based payment system that includes Accountmate functionality, and Servicer shall grant (or cause any applicable affiliate license holder to grant) to Seller full access rights to such software and payment system, including but not limited to passwords and login information.  Servicer shall (or shall cause any applicable affiliated license holder to) authorize and instruct Autostar to provide Seller, at its request, with all back-up materials and information for such payment system.  Servicer shall send Seller copies of (and Autostar back-up reports with respect to) any of Texas Motor Vehicle Seller-Financed Sales Tax and/or Surcharge Reports within two (2) Business Days of its filing and payment of same.  In the event that Autostar becomes unable to provide such service to Servicer, Servicer will immediately obtain another such internet-based payment service that provides equivalent software and access rights to Servicer, and Seller as provided  by Autostar, including but not limited to full access rights to Seller and back-up materials and information as requested by Seller.

6.
Realization upon Loan Collateral in respect of defaulted Loans.  Subject to the terms of the Credit and Collection Policy, the Servicer will use reasonable efforts to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Loan Collateral relating to a defaulted Loan as to which no satisfactory arrangements can be made for collection of delinquent payments.  The Servicer will comply with the Credit and Collection Policy and applicable Law in realizing upon such Loan Collateral, which practices and procedures may include reasonable efforts to enforce all obligations of Obligors foreclosed upon, repossessing and causing the sale of such Loan Collateral at public or private sale in circumstances other than those described in the preceding sentence (including, without limitation, sale of such Loan Collateral as “Repossessed Inventory” pursuant to Article III hereof).  Without limiting the generality of the foregoing, unless the Seller has specifically given instruction to the contrary, the Servicer may not cause the sale of any such Loan Collateral for a purchase price less than eighty percent (80%) of the then current Black Book retail value thereof, provided, that in the event the such Loan Collateral requires repair work which would cost (based on Parts Costs and Labor Costs in accordance with the repair cost calculations set forth in Section 7 below) in excess of 25% of the then current Black Book wholesale value thereof, Seller shall, upon the request of Servicer, shall determine an alterative minimum applicable purchase price with respect to such vehicle and/or authorize Servicer to make applicable repairs to such Vehicle (with such repairs to be at Seller’s expense and authorized and paid for in accordance with the provisions of Section 7 below).  In any case in which any such Loan Collateral has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Loan Collateral unless it reasonably determines that such repair and/or foreclosure or repossession will increase the sale price thereof by an amount greater than the amount of such expenses and such repair is approved by Seller in accordance with Section 7 below.  The Servicer will remit to the Portfolio Collection Account any amounts received in connection with the sale or disposition of Loan Collateral relating to a defaulted Loan.  The Servicer shall notify the Servicer of the need for any expenditure of funds under this section for the purpose of repairing Loan Collateral, and if such expenditure is approved by Seller, shall be entitled to receive reimbursement for its costs and expenses relating to any such actions.

7.
Warranty Claims; Repair of Loan Collateral.    Seller acknowledges that certain of the automobiles and lights trucks constituting Loan Collateral (such vehicles, the “Warranty Vehicles”) were sold be a prior owner of the Loans with certain limited service contracts covering the repair of certain components of such vehicles (the “Service Contracts”).  Seller agrees that, to the extent any Obligor owning a Warranty Vehicle makes demand for performance under an applicable Service Contract, then, subject to the terms, conditions and procedures set forth hereof, Servicer shall perform (or cause to be performed) required repair work thereon and Seller shall, subject to the terms, conditions and procedures set forth herein, reimburse Servicer for its actual costs and expenses in respect of any such repair work undertaken by Servicer on such Warranty Vehicles under such Service Contract (“Warranty Repairs”) as follows:

1.           Seller shall reimburse Servicer for the actual out-of-pocket costs incurred by Servicer in respect of parts purchased in connection with Warranty Repairs (net of any discounts or other incentives obtained by Servicer) (“Parts Costs”); and

2.           Seller shall reimburse Servicer for the actual out-of-pocket  labor costs incurred directly incurred by Servicer in connection with Warranty Repairs (such labor costs to be billed at Servicer’s actual cost, and shall exclude any charges or allocations in respect of overhead or general corporate expense) (“Labor Costs”).

In order to obtain reimbursement of Parts Costs and Labor Costs, the Servicer must:  (i) promptly upon being presented with a claim by an Obligor for warranty coverage, determine whether such Obligor’s vehicle is a Warranty Vehicle, and (ii) send Seller written notice, which notice shall be in a form reasonably satisfactory to Seller, (A) indicating such vehicle is a Warranty Vehicle, (B) indicating that the required repairs are covered by the terms of the applicable Service Contract and that the Obligor and Warranty Vehicle comply with all applicable conditions set forth in the applicable Service Contract (including mileage and time period requirements), (C) indicating a firm estimate of the Parts Costs and Labor Costs applicable to the required repair and (D) requesting Seller’s authorization of such Warranty Repairs in accordance with this Section 7 of this Article II.  Seller will endeavor to respond to such notice within one (1) Business Day of its receipt of same.   Servicer shall provide Seller, not more frequently than weekly, an itemized report of all Parts Costs and Labor Costs incurred in connection with authorized Warranty Repairs, which report shall be in form and substance reasonably satisfactory to Seller.  Seller shall, within ten (10) Business Days of its receipt of such invoice report, pay the amount of such Parts Costs and Labor Costs to Servicer as follows:

1.           Seller shall deposit the amount of actual Parts Costs to such deposit account of Servicer as Servicer shall designate in writing to Seller from time to time

2.           Seller shall deposit the amount of Labor Costs to the Portfolio Collection Account.

Seller shall have no obligation to reimburse the Servicer for any Parts Costs or Labor Costs under this Agreement (whether pursuant to Section 6 or 7 of this Article II or Section 1 of Article III) to the extent the Servicer fails to comply with the procedures set forth in this Section 7 or any such repair is not authorized by Seller.  Upon the release of the Escrow Documents in connection with the Escrow Release, and without any further act or agreement of the parties, the parties acknowledge and agree that the aggregate amount of all Labor Costs paid to the Portfolio Collection Account (i) shall be deemed to have been made in accordance with the terms of Section 24 of the Purchase Agreement and (ii) shall be deemed to have been received by Administrative Agent and applied to the Initial Loans in accordance with the terms of Section 3.6 of the Loan Agreement.   In the event of the occurrence of an Escrow Termination (other than as a result of (i) the failure of the Buyer/Borrower to acquire the Finance License on account of the Buyer/Borrower’s negligence, willful misconduct or failure to exercise its commercially reasonable efforts to obtain such Required Permits or (ii) the failure of the Buyer/Borrower to deliver a fully executed Consignment Agreement, in which case, the Seller shall be entitled to retain the aggregate amount of all Labor Costs), the Seller shall promptly transfer an amount to Servicer equal to the aggregate Labor Costs.

8.
Maintenance of Insurance Policies.  With respect to each Loan, the Servicer shall use its best efforts to cause each Obligor required to do so pursuant to the underlying consumer loan documents applicable to such Loan to maintain in respect of the related Loan Collateral all insurance coverage as is required under the related consumer loan documents.  If an Obligor fails to maintain such insurance, the Servicer shall (to the extent available at commercially reasonable terms as reasonably determined by the Servicer, which shall be entitled to rely on insurance consultants in making such determination) obtain such insurance (which may be through a master or single interest policy) and the cost (including any deductible relating to such insurance and any out-of-pocket cost incurred by the Servicer in obtaining advice of insurance consultants) of such insurance (or in the case of a master or single interest policy, the incremental cost

(including any deductible relating to such insurance) of such insurance relating to the specific Loan Collateral), shall be paid by the Servicer and shall be reimbursable to the Servicer by Seller.  All Insurance Policies maintained by the Servicer in connection with the Loans and Loan Collateral shall contain “standard” mortgagee / loss payable clause, with loss payable to the Seller.  Notwithstanding the foregoing, the Servicer agrees to deposit into the Portfolio Collection Account, within one (1) Business Day of its receipt thereof, any amounts collected by the Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Loan Collateral).

9.
Audits; Books and Records and Inspections.  Periodically at the discretion of the Seller, the Seller may review the Servicer’s collection and administration of the Loans in order to assess compliance by the Servicer with the Credit and Collection Policy, as well as with this Agreement and may conduct an audit of the Loans and Loan Collateral in conjunction with such a review.  Such review shall be reasonable in scope and shall be completed in a reasonable period of time.  To the extent that the Seller requires access to the Servicer’s books and records, the Servicer shall arrange such access with the upon reasonable prior written notice, and Seller shall be permitted to make extractions or copies the Servicer’s books, records, journals, orders, receipts, or other correspondence.  Without limiting the foregoing, from time to time on request of the Seller and at Seller’s expense, the Servicer shall permit, and shall arrange with the Seller to permit certified public accountants or other independent auditors acceptable to the Seller to conduct, at the Servicer’s expense, a review of the Servicer's books and records and all other documentation regarding the Loans.  Seller, by or through any of its officers, agents, employees, attorneys or accountants, shall have the right to enter any of Servicer or AUA’s officers and other locations, upon reasonable prior written notice, to inspect the Loans, Loan Collateral, Consigned Inventory (as hereinafter defined) and otherwise inspect Servicer and AUA’s operations.

10.
Payment of Certain Expenses by Servicer.  The Servicer will be required to pay all expenses incurred by it in connection with its servicing activities under this Agreement, including fees and disbursements of its independent accountants, taxes imposed on the Servicer, and expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement.

11.
Servicing Reports.  By no later than 12:00 noon on the last Business Day of each calendar week, the Servicer will provide to the Seller, a statement determined as of the First Business Day of such calendar week (a “Servicing Report”), signed by a responsible officer of the Servicer including (i) an detailed aging report of the Loans, (ii) a detailed payment summary in respect of payments collected on the Loans during the preceding calendar week, (iii) the outstanding principal and accrued by unpaid interest on each Loan, (iv) a report of all sales tax obligations incurred and sales tax returns required to be filed in connection with Loan payments received during the preceding week (which sales tax report shall be in form and substance and include such information as Seller shall reasonably require) and (v) a reconciliation to the immediately preceding Servicing Report, and shall be in form and substance reasonably satisfactory to Seller.

The Seller may, at its option, cause an amount equal to applicable sales tax payment obligations incurred in connection with the receipt of Loan payments remitted to Servicer (to such deposit account as Servicer may designate from time to time), which amounts  shall be held in trust by Servicer for the benefit of Seller and promptly paid over to the applicable taxing authority. The failure of Servicer to promptly remit any such amounts to the applicable taxing authority shall be breach of this Agreement.

12.
Financial Statements.  The Servicer shall deliver to the Seller, (i) within twenty (20) days after the end of each fiscal month, the consolidated and consolidating unaudited financial statements of the AUA and its subsidiaries for such fiscal month (including a balance sheet, statement of income, retained earnings and cash flows), certified by a responsible officer of the Servicer as complete and correct and prepared in accordance with GAAP, consistently applied.

13.
Additional Information.  Promptly upon request by Seller, the Servicer shall provide to the Seller, for each Loan, the name and number of the related Obligor, collection status, loan status, the date of each scheduled payment and the outstanding principal balance, and such other items as may reasonably be expected in connection with the transactions contemplated by this Agreement.

14.
Resignation of the Servicer.  The Servicer may not resign from the obligations and duties hereby imposed on it except upon the Servicer’s and Seller’s reasonable determination that (i) the performance of its duties hereunder is or becomes impermissible under applicable law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under applicable law.  No such resignation shall become effective until the Seller has appointed a successor servicer and such successor servicer shall have assumed all of the Servicer’s servicing obligations in respect of the Loans.

III.           CONSIGNMENT SALE ARRANGEMENTS.

1.
Seller hereby agrees to consign to Servicer for sale, and Servicer hereby agrees to accept from Seller on consignment in accordance with the terms hereof, the Motor Vehicle Inventory together with any automobile or light truck repossessed by Seller pursuant to the Seller’s exercise of remedies in respect of Loans pursuant to Article II hereof (such repossessed vehicles, “Repossessed Inventory”, Repossessed Vehicles and Motor Vehicle Inventory, collectively, “Consigned Inventory”).  Servicer acknowledges and agrees that, except as expressly set forth in this Article III, all right, title and interest on the Consigned Inventory shall remain with Seller, and that Servicer shall mark its books and records accordingly to reflect that fact that such Consigned Inventory is the property of the Seller and not Servicer.  Servicer further authorizes Seller to filing such uniform commercial code financing statements in such filing offices as Seller shall deem appropriate to evidence such consignment arrangement.  Although Servicer and Seller acknowledge that all right, title and interest in the Consigned Inventory shall remain with Seller during the term of the consignment arrangement evidenced hereto, Servicer shall have the right to sell items of Consigned Inventory to Servicer’s consumer customers free and clear of any right, title, interest, lien or encumbrance of Seller, provided that such sale conforms to the following terms and conditions:

Conditions to Permitted Consignment Sales:

a.           The purchase price for applicable Consigned Inventory (the “Inventory Purchase Price”) shall not be less than eighty percent (80%) of the then applicable Black Book average retail value of such Consigned Inventory, in each case, without the prior written consent of Seller.  Without limiting the generality of the foregoing, in the event the such Consigned Inventory requires repair work which would cost (based on Parts Costs and Labor Costs determined in accordance with Section 7 of Article II hereof) in excess of 25% of the then current Black Book wholesale value thereof, Seller may, upon the request of Servicer, determine an alterative minimum applicable purchase price with respect to such vehicle and/or authorize Servicer to make applicable repairs to such Vehicle (with such repairs to be at Seller’s expense and authorized and paid for in accordance with the provisions of Section 7 of Article II hereof).  In any case, the Servicer will not expend funds in connection with any repair such Consigned Inventory unless it reasonably determines that such repair will increase the sale price thereof by an amount greater than the amount of such expenses and such repair is approved by Seller in accordance with the provisions of Section 7 of Article II hereof.  Seller shall have no obligation to reimburse the Servicer for any Parts Costs or Labor Costs under this Section 1 to the extent the Servicer fails to comply with the procedures set forth in Section 7 of Article II hereof.

b.           Not less than ten percent (10%) of the Inventory Purchase Price in respect of such Motor Vehicle Inventory shall be paid by the Obligor in cash at the time of sale (any amount paid at the time of sale, a “Down Payment”), without the prior written consent of Seller.

c.           Such sale shall be without any representation or warranty on the part of Seller, other than any representations and warranties required by applicable law, and on an ‘as is where is’ basis.

Notwithstanding the parties intention that the consignment arrangement evidenced hereby constitute a consignment and not a secured transaction, in the event that such arrangement is determined to be a secured transaction, the Consigned Inventory shall be subject to the lien and security interest set forth in Article IV hereof.

2.
Any sale of Consigned Inventory by Servicer shall be made for Cash, or a combination of Cash and the making by Servicer of a retain installment loan (a “Servicer Loan”) by Servicer to the applicable purchaser, which Servicer Loan must satisfy the following conditions:

a.   The maximum term of such Servicer Loan shall not exceed thirty-six (36) months.

b.   The Servicer Loan Documents shall provide for regularly scheduled semi-monthly payments, and require that such payments be made (i) at Ace Cash Express or MoneyGram (which payments shall then be paid by Ace Cash Express or MoneyGram pursuant to and in accordance with the form of notice attached hereto as Exhibits B) or (ii) in person at one or more of the Servicer’s “Affordable Cars and Trucks” retail locations in the greater Houston, Texas area.

c.           The Servicer Loan Documents shall provide for a minimum interest rate of 17.99% per annum.

The Consumer Loan Document evidencing Servicer Loans are hereinafter referred to as “Servicer Loan Documents.”

3.
Servicer shall, within five (5) Business Day’s of the sale of Consigned Inventory financed by Servicer pursuant to a Servicer Loan, deliver the originally executed Servicer Loan Documents to the Existing Custodian (as defined in the Purchase Agreement) for the benefit of Seller, and shall deliver the original Auto Title in respect of such sold Consigned Inventory (such Auto Title naming the purchaser as the owner and Servicer as the Lienholder) within five (5) Business Days of Servicer’s receipt of such Auto Title from the Texas Department of Transportation.  Servicer acknowledges and agrees that Servicer shall not permit any of the Loans, Consigned Inventory, Down Payments, Servicer Loan Documents or any proceeds of the foregoing to be subject to any lien or security interest other than the lien and security interest of Seller provided for herein.

4.
Servicer shall, within one (1) Business Day of its receipt of any payment in respect of (i) the sale of Motor Vehicle Inventory or (ii) any Servicer Loan, deposit such payment, in the form received, to the Portfolio Collection Account.

5.
In consideration for Servicer’s sale of Consigned Inventory hereunder, Seller agrees to pay Servicer a consignment sale fee (a “Sale Fee”) equal to $1 for each item of Consigned Inventory sold by Servicer pursuant to the terms hereof.  The aggregate amount of all Sale Fees shall be paid by Seller to Servicer on the Escrow Termination upon Seller’s receipt of the balance of the aggregate Inventory Purchase Prices for all sold Consigned Inventory in accordance with Section 6 below.

6.	Upon the Servicer’s sale of Consigned Inventory, Servicer shall pay the Inventory Purchase Price therefor to Seller as follows:

a.           The portion of the Inventory Purchase Price consisting of the Down Payment shall be paid to Seller in accordance with the preceding Section 4 of this Article III.

b.           The balance of the Inventory Purchase Price shall be paid to Seller upon demand by Seller upon the Escrow Termination.  Any payments by an Obligor on a Servicer Loan shall be paid to Seller in accordance with Section 4 of this Article III and credited to Servicer’s obligations to pay the Inventory Purchase Price to Seller.

The Servicer’s obligation to pay the Inventory Purchase Price in respect of Consigned Inventory (including any interest and other fees paid in respect of Servicer Loans) is hereinafter referred to as the Seller’s “Inventory Purchase Price Obligation”.  In the event that any Servicer Loans or any Consigned Inventory shall remain at the Escrow Termination, Servicer shall promptly assign and transfer the applicable Servicer Loan Documents and Consigned Inventory to Seller to satisfy the Inventory Purchase Price Obligation, which transfer and assignment shall be free and clear of all liens, security interests and encumbrances pursuant to documentation in form and substance reasonably satisfactory to Seller.  Upon Seller’s receipt of the Servicer Loan Documents and Consigned Inventory, Seller shall promptly pay to Servicer an amount equal to the aggregate Sale Fee.

7.
The Servicer will be required to pay all expenses incurred by it in connection with its consignment sale activities under this Agreement, including fees and disbursements of its independent accountants, taxes imposed on the Servicer, and expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement.  Notwithstanding the foregoing, the Servicer shall file all applicable tax returns and other necessary documentation to cause any sales taxes due in respect of the sale of Consigned Inventory to be paid in accordance with applicable provisions of Texas law.  Contemporaneous with the delivery of the Servicing Reports required to be delivered to Seller pursuant to Article II hereunder, Servicer shall provide Seller with a report of all sales tax obligations incurred and sales tax returns required to be filed in connection with the sale of Consigned Inventory since the date of the previous Servicing Report, which report shall be in form and substance and include such information as Seller shall reasonably require.  The Seller may, at its option, cause an amount equal to applicable sales tax payment obligations incurred in connection with the sale of consigned inventory to be remitted to Servicer (to such deposit account as Servicer may designate from time to time), which amounts shall be held in trust by Servicer for the benefit of Seller and promptly paid over to the applicable taxing authority.  The failure of Servicer to promptly remit any such amounts to the applicable taxing authority shall be breach of this Agreement.

8.
On the Escrow Closing Date, Seller shall provide Servicer with access to remove the Motor Vehicle Inventory from Tex Star Motors, in Houston, Texas (the current location of the Motor Vehicle Inventory, the “Existing Location”).  Seller shall be responsible for providing Servicer with access to the Motor Vehicle Inventory on the Existing Location, however, Servicer acknowledges and agrees that it shall be solely responsible, at its own cost and expense, to arrange for the physical transfer and removal of the Motor Vehicle Inventory from the Existing Location to Servicer’s retail premises located at 5715 North Freeway, Houston, Texas  77076 (the “Servicer Location”).  If the Servicer is unable to move any of the Motor Vehicle Inventory because the party(ies) in possession of such Motor Vehicle Inventory refuses to relinquish possession, Seller may take such legal and other action as Seller deems appropriate to secure Servicer access to such Motor Vehicle Inventory, provided, Seller shall have no liability to Servicer as a result of its failure to provide such access.  Notwithstanding the foregoing, the Servicer shall have no obligation hereunder to accept on consignment (and the Buyer/Borrower shall have no obligation under the Purchase Agreement to purchase) (i) any item of Motor Vehicle Inventory that cannot be retrieved from the Existing Location or (ii) any item of Motor Vehicle Inventory that Servicer reasonably determines cannot be sold on a commercial basis (“Rejected Vehicles”). Seller agrees to reimburse Servicer for all towing fees incurred by Servicer in connection with the transport of Rejected Vehicles to the Servicer Location.

9.
Seller shall maintain the Motor Vehicle Inventory at the Servicer Location, however, Seller understands and acknowledges that Servicer may need to allow prospective buyers to test drive and otherwise inspect the Motor Vehicle Inventory, which test drives and inspects may result on the Motor Vehicle Inventory being removed from the Servicer Location on a temporary basis.  Servicer agrees to indemnify and hold harmless Seller and its affiliates from any claims arising Servicer permitting any prospective customer to test drive and/or inspect any Motor Vehicle Inventory.

10.
Servicer acknowledges and agrees that Servicer shall be required to maintain (i) liability insurance coverage in respect of the Motor Vehicle Inventory in an amount not less than required by applicable law, which liability insurance coverage shall name Seller as an “additional insured”, and (ii) property insurance coverage in respect of the Motor Vehicle Inventory in an amount not less than the applicable Black Book retail value of the Motor Vehicle, which property insurance coverage shall name Seller as “loss payee”.  Servicer agrees to hold Seller harmless from any damage to Motor Vehicle Inventory occurring during the period such Motor Vehicle Inventory is consigned to Servicer.

11.
Servicer shall, at Servicer’s costs and expense, cause each item of Consigned Inventory received by Servicer to be equipped with a starter interrupt / GPS tracking device of the type currently being used by Servicer prior to such item of Consigned Inventory being sold by Servicer.

IV.           SECURITY INTEREST.

1.
As security for the due and punctual performance of any and all of Buyer/Borrower and, Servicer’s obligations to Seller and Administrative Agent hereunder, including without limitation, the Inventory Purchase Price Obligation, each of Buyer/Borrower, Servicer, AUA (each a “Secured Obligor” and collectively, the “Secured Obligors”) hereby jointly and severally guaranty the obligations of each such Secured Obligor to Seller and Administrative Agent hereunder, and each Secured Obligor hereby pledges, assigns and grant to Seller, for the benefit of itself, and Administrative Agent, for the benefit of itself and the Lenders, a first priority continuing security interest in, and a lien on, the Loans, the Consigned Inventory, the Servicer Loans, the Servicer Loan Documents (and each Auto Title related to each Servicer Loan and all other agreements, documents and instruments related thereto), the Down Payments and all additions thereto and any proceeds thereof (collectively, the “Collateral”).  The security interest of Seller and Administrative Agent shall at all times be valid, perfected and enforceable by Seller against Buyer/Borrower, Servicer and AUA and all third parties in accordance with the terms of this Agreement.

2.
Each Secured Obligor hereby confirms and agrees that each of Seller and the Administrative Agent (or any designee thereof), following an default by any Secured Obligor or Guarantor of the payment or performance of its obligations hereunder (including, without limitation, any servicing obligation under Article II hereof or any consignment sale obligation under Article III hereof), or the breach of any of its representations or warranties hereunder (an “Event of Default”), shall, at its option, have the sole right to enforce Servicer’s rights and remedies under each Servicer Loan Document, but without any obligation on the part of the Seller or Administrative Agent or any of their respective affiliates to perform any of the obligations of Servicer under any such Servicer Loan Document.

3.
Each Secured Obligor Borrower hereby authorizes Seller and Administrative Agent to file UCC-1 Financing Statements with respect to the Collateral, and any amendments or continuations relating thereto, which UCC-1 Financing Statements may describe the Collateral as “all present and future assets of the Debtor” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code.  The Secured Obligors shall not allow any financing statement or notice of assignment of any Collateral, other than those filed in favor of Seller and Administrative Agent to be on file in any public office covering any Collateral, proceeds thereof or other matters subject to the security interest granted to Seller and Administrative Agent hereunder.

4.
Secured Obligors hereby agree to deliver to Seller and Administrative Agent, at such places as Seller and Administrative Agent may reasonably designate, (i) schedules executed by Secured Obligors listing the Servicer Loans and fully and correctly specifying in adequate detail the aggregate unmatured unpaid face amount of each Servicer Loan and the amount of the deferred installments thereof falling due each month and (ii) schedules executed by the Secured Obligors listing the Consigned Inventory and specifying in adequate detail the current NADA trade in value with respect thereto.  These schedules shall be in form and tenor satisfactory to or supplied by Seller.

5.
Secured Obligors shall, from time to time, at their cost and expense, promptly execute and deliver all further instruments, documents and notices and take all further action that may be necessary, or that Seller or Administrative Agent may reasonably request in order to create, perfect and protect the liens of Seller and Administrative Agent in the Collateral, or to enable Seller and Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including, without limitation, (i) delivering to Seller (for the benefit of itself and Administrative Agent) all original instruments, certificated securities and other assets, perfection of a lien with respect to which may be perfected by possession under applicable law, together with any assignments separate from certificates and allonges ancillary thereto and (iii) providing Administrative Agent with “control” (as such term is defined in any applicable uniform commercial code) over any Collateral, a lien with respect to which may be perfected by

“control”, pursuant to documentation in form and substance reasonably satisfactory to Seller and Administrative Agent.

6.
If any Event of Default shall occur and be continuing, Seller and/or Administrative Agent may protect and enforce their rights hereunder by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained herein and the following rights and remedies:

(a)           All of the rights and remedies of a secured party under the Uniform Commercial Code, as amended, or other applicable law.

(b)           The right, to the fullest extent permissible by applicable law, to: (i) enter upon the premises of any Secured Obligor, or any other place or places where the Collateral is located and kept, without any obligation to pay rent to any Secured Obligor, through self-help and without judicial process, without first obtaining a final judgment or giving any Secured Obligor notice and opportunity for a hearing on the validity of Seller or Administrative Agent's claim, and remove the Collateral therefrom to the premises of Seller or Administrative Agent or any agent of Seller or Administrative Agent, for such time as Seller or Administrative Agent may desire, in order to effectively collect and liquidate the Collateral; and/or (ii) require any Secured Obligor to assemble the Collateral and make it available to Seller and/or Administrative Agent at a place to be designated by Seller and/or Administrative Agent, in Seller and/or Administrative Agent's reasonable discretion.

(c)           The right to sell or otherwise dispose of any or all Collateral in its then condition at public or private sale or sales, in lots or in bulk, for cash or on credit, all as Seller and/or Administrative Agent, in its discretion, may deem advisable; provided that such sales may be adjourned from time to time with or without notice.  The parties hereby agree that Seller and/or Administrative Agent shall give reasonable notice (such reasonable notice to be determined by Seller and/or Administrative Agent in its sole and absolute discretion) to the Secured Obligors of the time and place of any public sale of the Collateral or of the time after which any private sale either by Seller and/or Administrative Agent or at their option, a broker, or any other intended disposition thereof is to be made.  Such notice shall be mailed, postage prepaid, to Secured Obligors at the address of such Persons set forth herein.

V.           MISCELLANEOUS.

1.
Notices.  All notices, demands, requests and other written communications hereunder shall be deemed to have been properly given:  (i) upon personal delivery; (ii) on the third Business Day following the day sent, if sent by registered or certified mail; (iii) on the next Business Day following the day sent, if sent by overnight express courier; or (iv) on the day sent or if such day is not a Business Day on the next Business Day after the day sent if sent by telecopy providing the receiving party has acknowledged receipt by return telecopy, in each case, to each party hereto at its address and/or telecopy number as set forth below the signature block of such party hereto, or at such other address and/or telecopy number as any party hereto may designate for such purpose in a written notice given to the other parties.

2.
This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3.
If at any time Seller is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Documents, Seller is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Seller complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Seller shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4.
Each of the parties hereto hereby irrevocably appoints Seller as escrow agent to perform the escrow duties set forth by the terms of this Agreement.  Upon an Escrow Termination and the return or destruction of the signature pages of the parties in accordance with Section 5 of Article I hereof, Seller shall have no further duties, responsibilities or obligations hereunder with respect to the Escrow Documents.

5.
EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS BEEN (OR HAS HAD THE OPPORTUNITY TO BE) REPRESENTED AND ADVISED BY INDEPENDENT LEGAL COUNSEL WITH RESPECT TO THE NEGOTIATION, EXECUTION AND ACCEPTANCE OF THIS AGREEMENT AND THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND HAVE RELIED UPON (OR HAVE HAD THE OPPORTUNITY TO RELY UPON) THE ADVICE OF ITS INDEPENDENT LEGAL COUNSEL IN AGREEING TO THE TERMS AND CONDITIONS HEREIN AND IN EXECUTING AND DELIVERING THIS AGREEMENT, AND THAT THEY HAVE FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AS THE PRODUCT OF ARMS' LENGTH NEGOTIATIONS.

6.
This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of Illinois.  Each of the parties hereto hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the County of Cook, State of Illinois, or elsewhere as Seller select.  Each of the parties hereto hereby waives the right to trial by jury and to assert counterclaims in any such proceedings.  To the extent that in any jurisdiction any party hereto may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity.  Each party hereto waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

7.
Except as otherwise permitted herein, this Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

8.
The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies.  The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

9.
Each party hereto hereby represents and warrants (a) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Agreement by such party do not and will not violate any applicable law or regulation.

10.
The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

11.	This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

12.	The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

13.
The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

14.
This Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.  Signatures delivered by facsimile and/or other similar electronically transmitted format shall bind the parties hereto as though such signatures were original.

15.
Each of Borrower and each Guarantor shall from time to time execute and deliver, and shall cause each of its subsidiaries to execute and deliver, all such amendments, supplements and other modifications hereto and to the other Loan Documents and all such financing statements or continuation statements, instruments of further assurance and any other instruments, and shall take such other actions, as Administrative Agent reasonably requests and deems necessary or advisable in furtherance of the agreements contained herein.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized officer as of the day and year first written above.

AGM, LLC, a Delaware limited liability company, as the Seller	AUTO UNDERWRITERS PORTFOLIO ACQUISITION COMPANY, INC., a Texas corporation

By: /s/ Greg Bell	By: /s/ William Kellagher
Name: Greg Bell	Name: William Kellagher
Its: Manager	Its: President

AGM, LLC, a Delaware limited liability company, as Administrative Agent	AUTO UNDERWRITERS OF AMERICA, INC., a California corporation

By: /s/ Greg Bell	By: /s/ Dean Antonis_
Name: Greg Bell	Name: Dean Antonis
Its: Manager	Its: President

Notice Address:	AUTO UNDERWRITERS FINANCE COMPANY, INC., a Texas corporation

1033 Skokie Boulevard, Suite 620	By: /s/ William Kellagher
Northbrook, Illinois 60062	Name: William Kellagher
Attn: Greg Bell	Its: President
Facsimile: (847) 498-1758
Notice Address:
/s/ William Kellagher
William Kellagher	17000 Dallas Parkway
Suite 202
Notice Address:	Dallas, Texas 75248
Attn: William Kellagher
William Kellagher	Telephone: (972) 267-5100
6011 Club Oaks Rd	Facsimile: (972) 267-6001
Dallas, Texas 75248

/s/ Dean Antonis
Dean Antonis

Notice Address:

Dean Antonis
1508 Cedarwood Drive
San Mateo, CA 94403

Exhibit A to Escrow, Servicing and Consignment Sale Agreement

Escrow Documents

Purchase Agreement

Transfer Statement by Seller in favor of Buyer/Borrower

Loan Agreement

Inventory Note by Buyer/Borrower in favor of Administrative Agent in the original principal amount of $673,479

Term Note A by Buyer/Borrower in favor of Administrative Agent in the original principal amount of $1,036,000

Term Note B by Buyer/Borrower in favor of Administrative Agent in the original principal amount of $1,000,000

Term Note C by Buyer/Borrower in favor of Administrative Agent in the original principal amount of $2,000,000

Term Note D by Buyer/Borrower in favor of Administrative Agent in the original principal amount of $10,683,997.03

Validity Guaranties by each of William Kellagher and Dean Antonis in favor of Administrative Agent

Limited Recourse Guaranty and Pledge Agreement by AUA in favor of Administrative Agent, together with  Stock Certificate No. -00- evidencing 100,000 shares of Buyer/Borrower and Irrevocable Proxy and Assignment Separate from Certificate by AUA

Officer’s Closing Certificate by Buyer/Borrower

Secretary’s Certificate by Buyer/Borrower

Secretary’s Certificate by AUA

Deposit Account Control Agreement between Administrative Agent, Buyer/Borrower and Amegy Bank National Association

Exhibit B to Escrow, Servicing and Consignment Sale Agreement

Form of Ace Cash Express / MoneyGram Payment Notification

See Attached.